Exhibit 5.1

Opinion of Counsel

[Letterhead of AGL Resources Inc.]

December 20, 2001

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

AGL Resources Inc.

817 West Peachtree Street, 10th Floor

Atlanta, Georgia 30308

Re: AGL Resources Inc. (File No. 1-14174) Registration Statement on Form S-8 in connection with the AGL Resources Inc. Employee Stock Purchase Plan, AGL Resources Inc. Officer Incentive Plan, and Nonqualified Stock Option Agreement granted to Dan R. Hennig

Ladies and Gentlemen:

I serve as Senior Vice President and General Counsel and as an in-house attorney with AGL Resources Inc., a Georgia corporation ("Resources"). I have acted as counsel to Resources in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), pursuant to which Resources intends to register under the Securities Act of 1933, as amended, 1,220,000 shares (the "Shares") of Common Stock, par value $5 per share, of Resources that may be acquired or are issuable in connection with the AGL Resources Inc. Employee Stock Purchase Plan, AGL Resources Inc. Officer Incentive Plan, and that certain Nonqualified Stock Option Agreement, dated October 1, 2001, granted to Dan R. Hennig (collectively, the "Plans"). The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As Senior Vice President and General Counsel of Resources, I am generally familiar with the corporate affairs of Resources and its subsidiaries and the terms of the Plans. In rendering the opinion set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances to provide a basis for the opinion, including without limitation, the Plans.

This opinion is furnished solely for the benefit of Resources and the Commission and solely in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without Resources' prior written permission.

I am admitted to the Bar of the State of Georgia and am duly qualified to practice law in that state. No opinion is expressed herein concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares under the Plans. The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and any obligation to advise you of changes to such pertinent laws or facts after the date hereof is expressly disclaimed.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plans, against payment in full of the purchase price therefor, if any, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ PAUL R. SHLANTA, ESQ.

Paul R. Shlanta, Esq.

Senior Vice President and General Counsel